UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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EQT CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 3, 2019, Robert J. McNally, President and Chief Executive Officer of EQT Corporation (the “Company”) sent the following communication to the Company’s employees:

Dear Fellow Employees,

This afternoon we issued a press release announcing that the independent members of our Board of Directors have sent a letter to all shareholders of EQT regarding the election of directors at our upcoming July 10 Annual Meeting. The letter highlights the strong financial and operational performance we have delivered and reiterates the Board’s recommendation that shareholders vote “FOR” the Company’s 12 director nominees on the GOLD universal proxy card.

I’ve been impressed with the enthusiasm across the Company. The financial and operational progress highlighted in the letter is a testament to all of you and your hard work. You have embraced our new plan, and it’s clearly paying off. In fact, EQT is now operating as a free cash flow machine and one of the Appalachian Basin’s low-cost leaders.

The new Board and management team assumed control in the fourth quarter of 2018 setting out to optimize lateral lengths, spacing and operating cadence. While we all know there is still more work to do, we’ve made tremendous progress to date. To summarize some of those accomplishments that demonstrate our transformation, we saw:

• 45% year-over-year improvement in rig move efficiency (Q1’19 vs. Q1’18);

• 25% reduction in drilling days / 1,000 ft vs. Q4’18;

• 40% improvement in frac crew moves (Q1’19 vs. Q1’18); and

• 70% reduction in completion non-productive time (Q1’19 vs. Q1’18).

You can find the letter here or by visiting VoteGoldForEQT.com. If you haven’t already, I recommend taking a few minutes to explore the site. It includes great background on our slate of director nominees as well as information regarding our Annual Meeting and how shareholders can vote their shares in support of the EQT team using the GOLD universal proxy card. I think you’ll be impressed with the caliber, qualifications and experience of EQT’s director nominees.

Please let us know if you have any questions and, as always, stay safe at work and at home.

Thank you,

Rob

Cautionary Statements

This communication contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this communication specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Company and its subsidiaries, including guidance regarding projected adjusted free cash flow and anticipated cost savings. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently available to the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” of the Company’s Form 10-K for the year ended December 31, 2018, as filed with the SEC and as updated by subsequent Form 10-Qs filed by the Company, and those set forth in the other documents the Company files from time to time with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Important Information

EQT Corporation (the “Company”) filed a definitive proxy statement and associated GOLD universal proxy card with the Securities and Exchange Commission (the “SEC”) on May 22, 2019 in connection with the solicitation of proxies for the Company’s 2019 Annual Meeting of Shareholders (the “2019 Annual Meeting”). Details concerning the nominees for election to the Company’s Board of Directors at the 2019 Annual Meeting are included in the definitive proxy statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO, IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the relevant documents filed by the Company with the SEC, including the definitive proxy statement, free of charge by visiting the SEC’s website, www.sec.gov. Investors and shareholders can also obtain, without charge, a copy of the definitive proxy statement, when available, and other relevant filed documents by directing a request to Blake McLean, Senior Vice President, Investor Relations and Strategy of EQT Corporation, at BMcLean@eqt.com, by calling the Company’s proxy solicitor, Innisfree M&A Incorporated, toll-free, at 877-687-1866, or from the Company’s website at https://ir.eqt.com/sec-filings